Exhibit 10.3

FIRST AMENDED AND RESTATED
CODE OF BUSINESS CONDUCT AND ETHICS

This First Amended and Restated Code of Business Conduct and Ethics (the “Code”) applies to all directors, officers and employees of Home Solutions of America, Inc. (“the Company”) and all of its subsidiaries. This policy was adopted by the Board of Directors of the Company effective December 12, 2006 and supersedes and replaces the Company’s former Code of Business Conduct and Ethics. References to the “Company” in this Code refer to the Company and all of its subsidiaries.

Introduction

The Company’s reputation for honesty and integrity is the sum of the personal reputations of our directors, officers and employees. This Code has been adopted by the Company’s Board of Directors to protect our reputation and to promote compliance with laws, rules and regulations. This Code is only one aspect of our commitment. Persons covered by this Code must also be familiar with and comply with all other Company policies.

This Code sets out the basic standards of ethics and conduct to which all of our directors, officers and employees are held. These standards are designed to deter wrongdoing and to promote honest and ethical conduct, but will not cover all situations. If a law conflicts with a policy in this Code, you must comply with the law; however, if a local custom or policy conflicts with this Code, you must comply with the Code.

The Chief Financial Officer (the “CFO”) has been designated as the executive officer of the Company who will oversee ethics matters and compliance with this Code. If you have any doubts whatsoever as to the propriety of a particular situation, you should submit it to the CFO who will review the situation and take appropriate action in keeping with this Code, our other corporate policies and the applicable law. However, if your concern relates to the CFO, or the concern involves any accounting, internal accounting controls, or auditing matters, you should submit your concern to the Audit Committee of the Board of Directors, which has been established by the Company as the committee of the Board of Directors responsible for oversight of ethical issues. The contact information for the CFO and the Audit Committee members is included as Exhibit “A” to this Code. If you are a director, you should submit any concerns directly to the Audit Committee of the Board of Directors.

Those who violate the standards set out in this Code will be subject to disciplinary action, which could include immediate termination or other disciplinary action.

1.	Scope

As is evident from the wording of this Policy, some restrictions such as regarding outside business commitments, apply only to full time employees.

2.	Honest and Ethical Conduct

We, as a Company, require honest and ethical conduct from everyone. Each person has a responsibility to all other directors, officers and employees of the Company, and to the Company itself, to act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing your independent judgment to be subordinated. Each person must otherwise conduct themselves in a manner that meets with ethical and legal standards.

3.	Compliance with Laws, Rules and Regulations

A. General

All officers, employees and each member of the Board of Directors must comply with all laws, regulations, rules and regulatory orders applicable in the country, state and local jurisdictions where business is conducted, including securities laws, antitrust laws and other fair competition laws, both in letter and in spirit. Each officer, director and employee is expected to acquire appropriate knowledge of the requirements relating to his or her duties sufficient to recognize potential issues or violations and to know when to seek advice from management on specific policies and procedures. Violations of laws, regulations, rules and orders may subject the employee to individual criminal or civil liability, as well as to disciplinary action by the Company. Because such individual violations may also subject the Company to civil or criminal liability or the loss of business, the Company takes legal compliance measures seriously and works diligently to enforce them. To ensure that the Company complies with applicable laws, rules and regulations, each employee should consult with the CFO early on when questionable situations arise.

B. Antitrust Laws

The Company is committed to obeying both the letter and the spirit of the many laws designed to encourage and protect free and fair competition. The United States antitrust laws prohibit agreements or actions in “restraint of trade,” defined as restrictive practices that may reduce or hinder competition. These laws require that business decisions must be made and activities undertaken without any agreement or coordination with competitors or potential competitors. Among those agreements and activities constituting clear violations are agreements and understandings to fix or control prices and other terms of sale, to allocate products, territories or markets, or to limit the production or sale of products. Accordingly, employees must take great care to avoid any communications with the Company’s competitors with respect to these types of matters. Violations of the antitrust laws are criminal offenses and may result in substantial fines and imprisonment.

C. Foreign Corrupt Practices Act

The Company requires full compliance with the Foreign Corrupt Practices Act (“FCPA”) by all of its employees, consultants, agents, distributors, and resellers. The anti-bribery and corrupt payment provisions of the FCPA make illegal any corrupt offer, payment, promise to pay, or authorization to pay any money, gift, or anything of value to any foreign official, or any foreign political party, candidate or official, for the purpose of:

•	Influencing any act, or failure to act, in the official capacity of that foreign official or party

•	Inducing the foreign official or party to use influence to affect a decision of a foreign government or agency, in order to obtain or retain business for anyone, or direct business to anyone.

Payments, offers, promises or authorizations to pay any other person, U.S. or foreign, are also prohibited if any portion of that money or gift will be offered, given or promised to a foreign official or foreign political party or candidate for any of the illegal purposes outlined above.

All Company employees are responsible for FCPA compliance and the procedures to ensure FCPA compliance. All managers and supervisory personnel are expected to monitor continued compliance with the FCPA to ensure compliance with the highest moral, ethical and professional standards of the Company.

4. Conflicts of Interest

You must handle, in an ethical manner, any actual or apparent conflict of interest between your personal and business relationships. A “conflict of interest” exists when a person’s private interests interferes in any material way with the interests of the Company and are prohibited by this policy. For example, a conflict situation arises if you take actions or have interests that interfere with your ability to perform your work for the Company objectively and effectively. Conflicts of interest also may arise if you, or a member of your family, receive an improper personal benefit as a result of your position with our Company.

If you become aware of any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest, you should report it promptly to the CFO.

Conflicts of interest are prohibited as a matter of Company policy, except under guidelines approved by the Board of Directors or an appropriate committee of the Board of Directors. The following standards apply to certain common situations where potential conflicts of interest may arise:

A. Gifts and Entertainment

Personal gifts and entertainment offered by persons doing business with the Company may be accepted when offered in the ordinary and normal course of the business relationship and the value of such gifts and entertainment is immaterial (value less than $50). However, the frequency and cost of any such gifts or entertainment may not be so excessive that your ability to exercise independent judgment on behalf of our Company is or may appear to be compromised.

B. Financial Interests In Other Organizations

The determination whether any outside investment, financial arrangement or other interest in another organization is improper depends on the facts and circumstances of each case. Your ownership of an interest in another organization may be inappropriate if the other organization has a material business relationship with, or is a direct competitor of our Company and your financial interest is of such a size that your ability to exercise independent judgment on behalf of our Company is or may appear to be compromised. As a general rule, a passive investment would not likely be considered improper if it: (1) is in publicly traded shares; (2) represents less than 1% of the outstanding equity of the organization in question; and (3) represents less than 5% of your net worth. Other interests also may not be improper, depending on the circumstances.

C. Outside Business Activities

The determination of whether any outside position an employee may hold is improper will depend on the facts and circumstances of each case. Your involvement in trade associations, professional societies, and charitable and similar organizations will not normally be viewed as improper. However, if those activities are likely to take substantial time from or otherwise conflict with an employee’s responsibilities to the Company, you should obtain prior approval from the CFO. Other outside associations or activities in which you may be involved are likely to be viewed as improper only if they would interfere with your ability to devote proper time and attention to your responsibilities to the Company or if your involvement is with another company with which the Company does business or competes. For a director, employment or affiliation with a company with which the Company does business or competes must be fully disclosed to the Company’s Board of Directors, approved by an appropriate committee of the Board of Directors, and in addition must satisfy any other standards established by applicable law, rule (including rule of any applicable stock exchange) or regulation and any other corporate governance guidelines that our Company may establish.

D. Indirect Violations

You should not indirectly, through a spouse, family member, affiliate, friend, partner, or associate, have any interest or engage in any activity that would violate this Code if such same interest or activity would violate this Code if held or untaken directly by you. Any such relationship should be fully disclosed to our CFO (or the Audit Committee of the Board of Directors if you are a director of our Company), who will ensure the proper steps are taken to determine whether the relationship is inappropriate, based upon the standards set forth in this Code and on applicable laws and rules.

5. Corporate Opportunities

You are prohibited from taking for yourself, personally, opportunities that are discovered through the use of corporate property, information or position, unless the Company through the Board of Directors has declined to pursue the opportunity. You may not use corporate property, information, or position for personal gain, or to compete with the Company directly. You owe a duty to the Company to advance its legitimate interests whenever the opportunity to do so arises. Additional duties and responsibilities may be established in other Company policies and or employee agreements.

6. Fair Dealing

You should endeavor to deal fairly with the Company’s suppliers, competitors and employees and with other persons with whom the Company does business. You should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.

7. Public Disclosures

It is the Company’s policy to provide full, fair, accurate, timely, and understandable disclosure in all reports and documents that we file with, or submit to, the Securities and Exchange Commission (the “SEC”) and in all other public communications made by the Company as required by law. Every director, officer and employee of the Company, and particularly the CEO, CFO, COO and other senior officers of the Company, are required to comply in all respects with all applicable laws, rules and regulations regarding financial accounting and reporting. This includes, but is not limited to, the laws, rules and regulations of the SEC, the exchange on which the Company’s securities are listed, and the Financial Accounting Standards Board (“FASB”).

Good financial reporting starts with good recordkeeping, and the Company and its management rely on its records to prepare financial statements that present its results of operations and financial position in a full, fair, accurate, timely and understandable manner. These financial statements are relied on by stockholders, creditors, governmental authorities, and the public. It is, therefore, critical that all employees involved with recording, summarizing and maintaining business and accounting records do so in accordance with the following:

•	All assets, liabilities, revenues and expenses will be recorded in the financial records of the Company and its subsidiaries;

•	No undisclosed or unrecorded funds or accounts will be established for any purpose;

•	No false or artificial entries will be made for any reason; and

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No payments will be approved or made with the intention or understanding that any part of the payments are to be used for any purpose other than that described by the documentation supporting the payment.

Persons involved in preparing and finalizing the Company’s financial information, whether for internal or external reporting purposes, should do so in accordance with the following:

•	Assist in maintaining internal control over financial reporting.

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Inform the Disclosure Committee (the committee chaired by the CFO responsible for ensuring that appropriate controls and procedures are in place and followed for all quarterly and annual financial filings) promptly of business transactions, events or circumstances that could have a material impact on the Company’s financial statements.

•	Communicate openly and honestly with the Company’s external public accountants with respect to quarterly and annual financial reporting and related disclosures.

•	Ensure the financial statements and related disclosures include all information deemed necessary to achieve an appropriate degree of transparency of business transactions.

The CEO and CFO and other senior officers must assure that financial information disclosed in public communications and in the Company’s periodic reports filed with the SEC is reported fully, fairly and accurately and in a timely and understandable manner. Every director, officer and employee of the Company, and particularly, the senior financial officers must promptly report (confidentially, if desired) to the Company’s Disclosure Committee:

•	Any material violation of any applicable law, rule or regulation;

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Any incidence of fraud, whether material or not, by management or other persons responsible for recording, processing, summarizing or reporting information required to be disclosed by the Company in reports and statements filed with the SEC; and

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Any material information, fact or circumstance, including any deficiency in any internal control over financial reporting, that could affect or render untrue the information contained in any periodic report that the Company is required to file with the SEC or other regulatory body or that is disclosed in other public communications.

The Disclosure Committee will, in accordance with this Code of Ethics as otherwise required by law or stock exchange listing standard, report the matter to the Audit Committee of the Board of Directors. If the reporting person has requested that his or her name and position remain confidential, the Disclosure Committee will keep such person’s identity and position with the Company confidential to the extent consistent with law and Company policy. Alternatively, concerns may be reported as described in the Company’s Fraud Policy or as addressed in the section below entitled “Reporting any Illegal or Unethical Behavior.”

8. Confidentiality

You should maintain the confidentiality of all confidential information entrusted to you by the Company or by persons with whom the Company does business, except when disclosure is authorized or legally mandated. Confidential information includes all non-public information that might be of use to competitors of, or harmful to, our Company or persons with whom the Company does business, if disclosed.

9. Insider Trading

If you have access to material, non-public information concerning the Company, you are not permitted to use or share that information for stock trading purposes, or for any other purpose except the conduct of the Company’s business. All non-public information about our Company should be considered confidential information. Insider trading, which is the use of material, non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information, is not only unethical but also illegal. The prohibition on insider trading applies not only to our Company’s securities, but also to securities of other companies if you learn of material non-public information about these companies in the course of your duties to the Company. Violations of this prohibition against “insider trading” may subject you to criminal or civil liability, in addition to disciplinary action by our Company. Additional requirements are enumerated in the Company’s Insider Trading Policy.

10. Protection and Proper Use of Company Assets

Each person has an obligation to take reasonable care to protect the Company’s assets and promote their efficient use. Theft, carelessness, and waste have a direct impact on the Company’s profitability. All corporate assets should be used for legitimate business purposes. The obligation of employees to protect the Company’s assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information violates this policy and could also be illegal and result in civil or criminal penalties.

11. Interpretations and Waivers of the Code of Business Conduct and Ethics

If you are uncertain whether a particular activity or relationship is improper under this Code or requires a waiver of this Code, you should disclose it to the CFO or the Audit Committee of the Board of Directors, who will ensure that the proper steps are taken to determine first, whether a waiver of this Code is required and second, if required, determine whether a waiver will be recommended. Any individual seeking a waiver may be required to agree to conditions before a waiver or a continuing waiver is granted. However, any waiver of this Code for an executive officer or director must be approved in writing by the Company’s Board of Directors or an appropriate committee of the Company’s Board of Directors and will be promptly disclosed to the stockholders as required by applicable law, including the regulations of the SEC and of the stock exchange on which the Company’s common stock is listed. Any waiver of any provision of this Code with respect to any other employee, agent or contractor must be approved in writing by the Company’s CFO or the Audit Committee of the Board of Directors.

12. Reporting any Illegal or Unethical Behavior

The Company desires to promote ethical behavior. Employees are encouraged to talk to any appropriate personnel including the CEO, CFO or the COO when in doubt about the best course of action in a particular situation and to promptly report violations of laws, rules, regulations or this Code. Any report or allegation of a violation of applicable laws, rules, regulations or this Code need not be signed and may be sent anonymously. All reports of violations of this Code, including reports sent anonymously, will be promptly investigated and, if found to be accurate, acted upon in a timely manner. The CFO and the Audit Committee have the authority to investigate matters related to violations of laws, rules, regulations and this Code and to take appropriate disciplinary action, including suspension of employment without pay, termination of employment and other disciplinary measures. If any report of wrongdoing relates to accounting or financial reporting matters, or relates to persons involved in the development or implementation of the Company’s system of internal controls, a copy of the report will be promptly provided to the Chairman of the Audit Committee of the Board of Directors, which may participate in the investigation and resolution of the matter. It is the policy of the Company not to allow actual or threatened retaliation, harassment or discrimination against any employee as a result of allegations of misconduct by such employee against others so long as such allegations are made in good faith. Employees are expected to cooperate in internal investigations of misconduct. For instructions on how to report any violation of this Code, see the instructions and contact information for our CFO and the Audit Committee of the Board of Directors attached hereto as Exhibit “A”.

13. Compliance Standards and Procedures

This Code is intended as a statement of basic principles and standards and does not include specific rules that apply to every situation. Its contents have to be viewed within the framework of the Company’s other policies, practices, instructions and the requirements of the law. This Code is in addition to other policies, practices or instructions of the Company that must be observed. Moreover, the absence of a specific corporate policy, practice or instruction covering a particular situation does not relieve you of the responsibility for exercising the highest ethical standards applicable to the circumstances.

In some situations, it is difficult to determine the correct course of action. Because this Code does not anticipate every situation that will arise, it is important that each person approach a new question or problem in a deliberate fashion:

•	Determine if you know all the facts.

•	Identify exactly what it is that concerns you.

•	Discuss the problem with the CFO or the Audit Committee of the Board of Directors.

•	Seek help from other resources such as other management personnel.

•	Seek guidance before taking any action that you believe might be considered unethical or dishonest.

You will be governed by the following compliance standards:

•	You are personally responsible for your own conduct and for complying with all provisions of this Code and for properly reporting known or suspected violations;

•	You must use your reasonable efforts to ensure that other employees, with whom you deal, are aware of and comply with this Code;

•	No one has the authority or right to order, request or even influence you to violate this Code or the law; a request or order from another person will not be an excuse for your violation of this Code;

•	Any attempt by you to induce another director, officer or employee of the Company to violate this Code, whether successful or not, is itself a violation of this Code and may be a violation of law;

•
Any retaliation or threat of retaliation against any director, officer or employee of the Company for refusing to violate this Code, or for reporting in good faith the violation or suspected violation of this Code, is itself a violation of this Code and may be a violation of law; and

•	The Company requires that every reported violation of this Code be investigated.

Violation of any of the standards contained in this Code, or in any other policy, practice or instruction of the Company, can result in disciplinary action, including dismissal, and civil or criminal action against the violator. This Code should not be construed as a contract of employment and does not change any person’s status as an at-will employee.

This Code is for the benefit of the Company, and no other person is entitled to enforce this Code. This Code does not, and should not be construed to, create any private cause of action or remedy in any other person for a violation of the Code.

I hereby acknowledge receipt, review, understanding and acceptance of this First Amended and Restated Code of Business Conduct and Ethics Policy:

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